Exhibit 2
FOR IMMEDIATE RELEASE
April 27, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Adjustments in Financial Forecasts of a Subsidiary, Nissin Serviser Co., Ltd.
Nissin Co., Ltd. (the “Company”) hereby announces that, as described in the attached, a subsidiary of the Company (Nissin Servicer Co., Ltd, TSE Mothers’ listing) has revised its financial forecasts for the fiscal year ended March 31, 2006.
For the details regarding the effect on the Company’s financial forecasts for the fiscal year ended March 31, 2006, please refer to the Company’s release, “Notice Regarding Adjustments in Financial Forecasts”, announced today.
(Attachment)
“Notice Regarding Adjustments in Financial Forecasts of Nissin Servicer Co., Ltd.”

FOR IMMEDIATE RELEASE
April 27, 2006
Contact Information:
Nissin Serviser Co., Ltd.
Tatsuya Yamaguchi
General Manager
Corporate Planning Dept.
Tel: (TOKYO) +81-3-5326-3971
Notice Regarding Adjustments in Financial Forecasts of Nissin Servicer Co., Ltd.
Nissin Servicer Co., Ltd. (the “Company”) informs that, in view of recent trends in its earnings, the Company has revised its financial forecasts for the fiscal year ended March 31, 2006, which were made public on February 6, 2006. The revisions are as shown below.
1.	Adjustments in financial forecasts for the fiscal year ended March 31, 2006 (April 1, 2005 ~ March 31, 2006)
(1)	Consolidated basis

	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	16,404	3,209	1,860
Revised Projections (B)	15,900	4,000	2,300
Difference (B - A)	(504)	791	440
Percent Change (%)	(3.1)	24.6	23.7
(For reference)
Previous Fiscal Year’s Results	11,198	1,761	1,022
(Fiscal Year Ended March 31, 2005)
(2)	Non-consolidated

	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	10,873	1,604	951
Revised Projections (B)	9,900	1,900	1,100
Difference (B - A)	(973)	296	149
Percent Change (%)	(8.9)	18.5	15.7
(For reference)
Previous Fiscal Year’s Results	10,931	1,651	963
(Fiscal Year Ended March 31, 2005)
2.	Reason for the Adjustment
(1)	Non-consolidated

Because the Company’s estimate of revenue from purchased loans has decreased from its previous projection, the financial forecast for operating revenue has been revised downward to 9,900 million yen (previous projection: 10,873 million yen). Ordinary income and Net income, however, have been revised upward to 1,900 million yen (previous projection: 1,604 million yen) and 1,100 million yen (previous projection: 951 million yen) respectively, due to the expectation that associated costs of purchased loans will be below the previous projection, as a result of improved efficiency in loan collection.
(2)	Consolidated

The Company’s financial forecast for operating revenue on a consolidated basis has been adjusted to 15,900 million yen (previous projection: 16,404 million yen) for the same reason as with non-consolidated forecast. Because of a rise in dividends derived from increased revenues from its consolidated subsidiary (J One Investments Co., Ltd) in connection with its investement in an anonymous association aiming to purchase loans with other investors, the Company has revised its ordinary income and net income upward to 4,000 million yen (previous projection: 3,209 million yen) and 2,300 million yen (previous projection: 1,860 million yen) each.

As precise figures of financial results are now being calculated, the Company expects to announce on or around May 8, 2006, a revision of its forecast for year-end dividends, which will be included in its “Condensed Statements of Consolidated Financial Results For the Year Ended March 31, 2006”.
3.	Special Note Regarding Forward-looking Statements
The forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations are based on our current expectations, assumptions, estimates and projections about our business, our industry and capital markets. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	reduction of market liquidity for non-performing loans accompanying the recovery of the Japanese economy;

•	steep rise in the purchase cost of specific money claims due to intense competition and the deterioration of profitability due to decreases in commission fees;

•	deterioration of profitability caused by longer collection periods;

•	amendment of the Special Law Concerning Credit Management and Collection (Servicer) Operation;

•	availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	business strategies and results of operations of Nissin Co., Ltd., the parent company of Nissin Servicer Co., Ltd.; and

•	the reliability of information or technological systems and networks.
Known and unknown risks, uncertainties and other factors could cause our actual operating results to differ materially from those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct, and our actual results could materially differ from and be worse than our expectations.